ING USA Annuity and Life Insurance Company
ING USA is a stock company domiciled in Iowa
(Hereinafter called we, us and our)

Earnings Multiplier Death Benefit Rider

Rider Data Table

Contract Number		Rider Effective Date	Rider Issue Age
[12345678]		[08/01/2008]	[35]

EMDB Factor		Maximum EMDB Base Factor	Maximum Eligibility Age
Rider Issue Age [ 0 – 69]:	[55%]	[150%]	[75]
Rider Issue Age [70 – 75]:	[30%]

EMDB Annual Charge Rate		EMDB Annual Charge Rate Factor	Deduction Date
[0.30%]		[4]	Each [Quarterly] Contract Anniversary

FOR INQUIRIES, INFORMATION OR RESOLUTION OF COMPLAINTS CALL [1-800-366-0066]

The Contract to which this Earnings Multiplier Death Benefit Rider (this “Rider”) is attached is modified by the provisions of this Rider. This Rider’s provisions control where there is a conflict between this Rider and the
Contract. Any capitalized terms not defined in this Rider shall have the meaning given to them in the Contract.

Subject to the terms, conditions and limitations set forth below, this Rider guarantees that if the Owner (the
Annuitant if the Owner is not an individual) dies prior to the Annuity Commencement Date, we will include in any Death Benefit payable under the Contract, an Earnings Multiplier Death Benefit (“EMDB”).

1. IMPORTANT TERMS AND DEFINITIONS

In this Rider:

The Contract means the Contract to which this Rider is attached.

The Rider Effective Date is the date this Rider becomes effective. The Rider Effective Date is the same as the Contract Date unless a different Rider Effective Date is shown in the Rider Data Table.

2. EMDB CALCULATION

The EMDB is equal to the lesser of (1) or (2) as of the date the Death Benefit is calculated, but not less than zero, multiplied by the applicable EMDB Factor shown in the Rider Data Table, where:

(1)	is the EMDB Base; and

(2)	is the Maximum EMDB Base.

EMDB Base
If the Rider Effective Date is the same as the Contract Date, the EMDB Base will be the Accumulation Value minus Premiums paid, adjusted for any Withdrawals. If the Rider Effective Date is other than the Contract
Date, the EMDB Base will be the Accumulation Value minus the sum of the Accumulation Value on the Rider
Effective Date and any Additional Premiums paid after the Rider Effective Date, adjusted for any Withdrawals occurring after the Rider Effective Date.

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Maximum EMDB Base
If the Rider Effective Date is the same as the Contract Date, the Maximum EMDB Base shall be equal to the
Premiums paid adjusted for any Withdrawals, multiplied by the Maximum EMDB Base Factor. If the Rider
Effective Date is other than the Contract Date, the Maximum EMDB Base will be equal to the Accumulation
Value on the Rider Effective Date plus Additional Premiums paid after the Rider Effective Date, adjusted for any Withdrawals occurring after the Rider Effective Date, multiplied by the Maximum EMDB Base Factor. The
Maximum EMDB Base Factor is shown in the Rider Data Table.

Withdrawal Adjustments
For any Withdrawal, the EMDB Base and the Maximum EMDB Base will be reduced on a pro-rata basis. The pro-rata adjustment is equal to (1) divided by (2) multiplied by (3), where:

(1)	is the Accumulation Value withdrawn;

(2)	is the Accumulation Value immediately prior to Withdrawal; and

(3)	is the amount of the EMDB Base or Maximum EMDB Base, as applicable, immediately prior to the Withdrawal.

3. CHANGE OF OWNER

A change of Owner from a sole Owner to a sole Owner will result in recalculation of the EMDB Base and the
Maximum EMDB Base using the Accumulation Value as of the date of the change. In addition, the EMDB
Factor will be adjusted, if applicable, using the new Owner’s Age as the Rider Issue Age. If the new Owner's
Age at the time of the change exceeds the Maximum Eligibility Age shown in the Rider Data Table, this Rider will terminate. If a change in ownership results in multiple Owners, this Rider will terminate.

4. SPOUSAL CONTINUATION UPON DEATH OF OWNER

If the Owner (the Annuitant if the Owner is not an individual) dies before the Annuity Commencement Date and the Contract is continued by the deceased Owner’s spouse, as defined under federal law, pursuant to Internal
Revenue Code Section 72(s) and the terms of the Contract any benefit payable under this Rider will be added to the Contract’s Accumulation Value. Unless otherwise requested, such addition will be allocated to the
Variable Sub-accounts in the same proportion as the Accumulation Value in each Variable Sub-account bears to the Accumulation Value in the Variable Separate Account. If there is no Accumulation Value in the Variable
Separate Account, the addition will be allocated to the Specially Designated Variable Sub-account.

If the age of the surviving spouse is less than the Maximum Eligibility Age:

(1)	The EMDB Base thereafter will be equal to (a) minus the sum of (b) plus (c), adjusted for any Withdrawals, where:

	(a)	is the current Accumulation Value;

	(b)	is the Accumulation Value on the date we receive Proof of Death, including any benefits or amounts added to the Accumulation Value pursuant to the provisions of this Rider; and

	(c)	is any Additional Premium paid after the date we receive Proof of Death;

(2)	The EMDB Factor and Maximum EMDB Base will be reset if applicable, using the spouse’s Age as the Rider Issue Age; and

(3)	The EMDB Annual Charge Rate will be unchanged.

If the Contract is continued after the death of the Owner by a spouse Beneficiary who exceeds the Maximum
Eligibility Age, the EMDB will be added to the Accumulation Value as stated above and this Rider will terminate.

5. EMDB CHARGES

The charge for this Rider is deducted, in arrears, on the Deduction Date shown in the Rider Data Table. It is deducted from the Accumulation Value in each Variable Sub-account in the same proportion that the
Accumulation Value in each Variable Sub-account bears to the total Accumulation Value in all Variable Sub-
accounts on that date. The charge is equal to the Contract’s Accumulation Value on the Deduction Date,
multiplied by the EMDB Annual Charge Rate, and divided by the EMDB Annual Charge Rate Factor. The
EMDB Annual Charge Rate on the Rider Effective Date is shown in the Rider Data Table. The EMDB Annual

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Charge Rate will never exceed the percentage shown in the Rider Data Table, but we may, at any time, charge less.

If no Variable Sub-accounts remain or the Accumulation Value in the Variable Sub-accounts is insufficient to pay the charge, charges for this Rider will be deducted from the Accumulation Value in the MVA Account, if any, starting with that portion of the Accumulation Value nearest the end of its applicable Guarantee Period, until the charges have been paid. If the Contract’s Accumulation Value is insufficient to cover the EMDB
Charge deduction, this Rider will terminate.

If the Contract or this Rider is terminated for any reason other than insufficient Accumulation Value, charges for the current period will be deducted pro-rata prior to termination of the Contract based on the Accumulation
Value as of the close of the New York Stock Exchange on the date of termination.

6. RIDER TERMINATION

This Rider will terminate immediately upon occurrence of any of the following:

(1)	If the Contract is terminated, including application of the Contract’s Accumulation Value to an Annuity Plan;

(2)	On the date the Contract is continued on the life of the Owner’s spouse whose Age is greater than the Maximum Eligibility Age;

(3)	If the Owner is not an individual and the Annuitant dies, unless the Contract is continued on the life of the Annuitant’s spouse whose Age is less than or equal to the Maximum Eligibility Age;

(4)	If ownership of the Contract changes and the Age of the new Owner exceeds the Maximum Eligibility Age or the change results in multiple Owners; or

(5)	If the Accumulation Value is insufficient to cover the EMDB Charge deduction.

This Rider has no Cash Surrender Value or other non-forfeiture benefits upon termination. This Rider may not be cancelled unless the Contract is terminated.

All other provisions of the Contract to which this Rider is attached remain unchanged.

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